EXHIBIT 99.1

First Financial Bancorp Reports Fourth Quarter and
Full Year 2013 Financial Results

Cincinnati, Ohio - January 30, 2014 - First Financial Bancorp (Nasdaq: FFBC) (“First Financial” or the “Company”) announced today financial and operational results for the fourth quarter 2013 and for the twelve month period ended December 31, 2013.

Fourth quarter net income was $3.8 million and earnings per diluted common share were $0.07. This compares with third quarter net income of $14.9 million and earnings per diluted common share of $0.26 and fourth quarter 2012 net income of $16.3 million and earnings per diluted common share of $0.28.

For the twelve month period ended December 31, 2013, net income was $48.3 million and earnings per diluted common share were $0.83 as compared to net income of $67.3 million and earnings per diluted common share of $1.14 for the twelve month period ended December 31, 2012.

▪	Quarterly adjusted pre-tax, pre-provision income increased 4.0% to $27.4 million, or 1.75% of average assets

▪	Continued solid quarterly performance

•	Quarterly results included several items which reduced earnings per diluted share by approximately $0.24 on a net basis

•	Return on average assets of 0.24%; 1.14% as adjusted for the items noted below

•	Return on average tangible common equity of 2.51%; 11.88% as adjusted for the items noted below

▪	Capital ratios remain strong

•	Tangible common equity to tangible assets of 9.20%

•	Tier 1 capital ratio of 14.61%

•	Total risk-based capital ratio of 15.88%

▪	Total uncovered loan growth for the quarter of 8.6% on an annualized basis
•Strong performance in traditional C&I / owner-occupied CRE and franchise lending
•Continued growth in specialty finance balances

▪	Quarterly net interest margin of 3.90%

•	Excluding the impact from loans that returned to accrual status, net interest margin was 3.86% for the quarter

•	Adjusted yield on the uncovered loan portfolio increased 2 bps during the quarter

•	Yield on investment securities increased 18 bps to 2.38%

▪	Continued improvement in asset quality metrics

•	Total nonperforming loans declined $21.5 million, or 29.0%, and represent 1.50% of total loans compared to 2.16% for the linked quarter

•	Total nonperforming assets declined $13.5 million, or 15.7%, and represent 1.13% of total assets compared to 1.38% for the linked quarter

During the quarter, the Company incurred certain pre-tax expenses of $1.5 million resulting from its efficiency initiatives. Approximately $1.3 million was related to employee benefit expenses associated with staffing reductions and $0.2 million was related to expenses associated with real estate consolidation and closure plans. Additionally, the Company incurred pre-tax pension settlement charges of $0.5 million resulting from employee-driven activity as well as acquisition-related expenses of $0.3 million. In the aggregate, these items reduced pre-tax earnings by $2.2 million, or approximately $0.02 per diluted share after taxes.

As previously disclosed in the press release dated January 22, 2014, the Company recognized a $22.4 million pre-tax non-cash valuation adjustment on its FDIC indemnification asset during the quarter which reduced the fourth quarter’s diluted earnings per share after taxes by $0.26.

The Company recognized an income tax benefit for the quarter resulting from favorable state tax adjustments as well as lower income for the quarter primarily due to the FDIC indemnification asset valuation adjustment. In the aggregate, these items increased quarterly after-tax net income by $2.1 million, or $0.04 per diluted share.

The board of directors has authorized a dividend of $0.15 per common share for the next regularly scheduled dividend, payable on April 1, 2014 to shareholders of record as of February 28, 2014.

Under the announced share repurchase plan, the Company repurchased 209,745 shares of common stock during the fourth quarter at an average price of $16.39 per share. For the full year 2013, the Company repurchased 750,145 shares at an average price of $15.70 per share. When combined with the regular and variable dividends paid during the year, First Financial returned 151.4% of 2013 full year net income to shareholders during the year. Additionally, the Company has repurchased 40,255 shares during the first quarter 2014 at an average price of $17.32 per share.

The Company continued to execute on its efficiency initiative during the quarter. Adjusting for expenses covered under loss sharing agreements, noninterest expense items discussed above and OREO costs, noninterest expense declined $1.4 million during the quarter. Based on operating performance during the year, the Company estimates that it surpassed its original goal of 85% realization of announced cost savings and achieved 100% of its annual target of $17.1 million during 2013. All initiatives related to the original plan are fully implemented and annualized run rate savings are expected to exceed the original target. As previously announced, the Company identified additional initiatives that it implemented during the fourth quarter. These initiatives are expected to produce $5.0 million of added cost savings that will be realized in 2014 full year results across multiple expense categories.

Claude Davis, President and Chief Executive Officer, commented, “We ended 2013 on a positive note as the fourth quarter’s results represent our best operating quarter of the year. Adjusted pre-tax, pre-provision income increased 4% as we were able to maintain a consistent level of operating revenue while operating expenses continued to decline.

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“We were able to execute on strategic initiatives late in the year and early in 2014 with the announced acquisitions of The First Bexley Bank and Insight Bank in Columbus, Ohio, and the hiring of strong commercial and residential mortgage lending teams in Fort Wayne, Indiana - two markets we had previously identified as presenting strong prospects for future growth. In Columbus, we are working hard on the operational and cultural integration of these two outstanding institutions and our new team in Fort Wayne is actively calling on new clients and prospects with the wider product set and resources at their disposal as part of First Financial.

“We were also very pleased with our ability to execute on the efficiency initiative and deliver announced cost savings ahead of schedule. Our associates worked very hard throughout the year to carry out these initiatives and as a result of their efforts we expect to realize savings in 2014 beyond the annual target of $17.1 million related to the original plan. When combined with the additional initiatives we implemented during the fourth quarter, we have made significant progress in right-sizing the expense base and are positioned to deliver positive operating leverage in future periods as organic growth increasingly outweighs the impact of the declining covered loan portfolio and we capitalize on our new market expansion activities.

“The fourth quarter represented our seventh consecutive quarter of growth in the uncovered loan portfolio, increasing $74.7 million, or 8.6% on an annualized basis, compared to the linked quarter and $326.6 million, or 10.3%, compared to the fourth quarter 2012. Additionally, uncovered loan growth exceeded the decline in the covered loan portfolio, making this the fourth out of the last five quarters we achieved this milestone. As loan originations and renewals were particularly strong in December and forecasted production for the first quarter 2014 looks solid, we feel encouraged about our asset generation capabilities and momentum heading into the new year.”

NET INTEREST INCOME AND NET INTEREST MARGIN
Net interest income for the fourth quarter was $55.8 million as compared to $55.8 million for the third quarter and $62.0 million for the fourth quarter 2012. Compared to the linked quarter, total interest income increased $0.3 million, or 0.5%, and total interest expense increased $0.3 million, or 7.6%. Net interest margin was 3.90% for the fourth quarter as compared to 3.91% for the third quarter and 4.27% for the fourth quarter 2012.

Interest income earned on loans decreased $0.6 million, or 1.1%, compared to the prior quarter. Included in the fourth quarter’s interest income on loans was the recognition of $0.6 million of previously reserved interest related to loans that returned to accrual status. Excluding this amount, net interest margin was 3.86%, a decline of 5 bps compared to the linked quarter. Net of the interest income related to loans that returned to accrual status, the lower interest income earned on loans was driven primarily by a decline of $83.2 million, or 14.5%, in average covered loan balances, partially offset by a 37 bp increase in the yield earned on the portfolio. Amortization of the FDIC indemnification asset increased $0.2 million during the quarter despite the average balance declining $4.1 million as the negative yield on the asset increased 182 bps to -12.36%, negatively impacting net interest income and net interest margin.

Growth in average uncovered loan balances of $45.3 million, or 1.3% on a linked quarter basis, helped to partially offset the impact on net interest income and net interest margin from covered loan and FDIC indemnification asset activity during the quarter. Excluding the impact of interest income related to loans that returned to accrual status, the yield earned on the uncovered portfolio during the quarter was approximately 4.45%, a 2 bp increase compared to the linked quarter.

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Interest income earned from investment securities increased $1.1 million, or 12.7%, compared to the prior quarter as average balances increased $64.7 million, or 4.1%, and the yield earned on the portfolio increased 18 bps to 2.38%.

The increase in total interest expense was due to an increase in deposit costs. Average interest-bearing deposit balances increased $66.5 million, or 1.8%, during the quarter driven primarily by growth in interest-bearing checking and money market balances. The cost of funds related to interest-bearing deposits increased 4 bps to 35 bps compared to 31 bps for the linked quarter.

NONINTEREST INCOME
The following table presents noninterest income for the three months ended December 31, 2013 and for the trailing four quarters, adjusted to exclude the impact of covered loan activity and other select items on the Company’s reported balance.

Table I
	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2013	2013	2013	2013	2012

Total noninterest income	$13,043	$22,291	$11,615	$26,698	$26,121
Selected components of noninterest income
Accelerated discount on covered loans [1]	1,572	1,711	1,935	1,935	2,455
FDIC loss sharing income	(3,385)	5,555	(7,384)	8,934	5,754
Gain on sale of investment securities	—	—	188	1,536	1,011
Other items not expected to recur	—	—	442	—	—
Total noninterest income excluding items noted above	$14,856	$15,025	$16,434	$14,293	$16,901

[1] Net of the corresponding valuation adjustment on the FDIC indemnification asset

Excluding the items highlighted in Table I, noninterest income earned in the fourth quarter was $14.9 million compared to $15.0 million in the third quarter and $16.9 million in the fourth quarter 2012. The decrease of $0.2 million compared to the linked quarter was driven by lower service charges on deposit accounts and net gains on sales of residential mortgages, partially offset by higher trust and wealth management fees.

NONINTEREST EXPENSE
The following table presents noninterest expense for the three months ended December 31, 2013 and for the trailing four quarters, adjusted to exclude the impact of covered asset activity and other select items on the Company’s reported balance.

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Table II
	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2013	2013	2013	2013	2012

Total noninterest expense	$70,285	$48,801	$53,283	$53,106	$53,474
Selected components of noninterest expense
Loss (gain) - covered real estate owned	946	204	(2,212)	(157)	(54)
Loss sharing expense	1,495	1,724	1,578	2,286	2,305
Pension settlement charges	462	1,396	4,316	—	—
Expenses associated with efficiency initiative	1,450	1,051	1,518	2,878	952
FDIC indemnification asset valuation adjustment	22,417	—	—	—	—
Acquisition-related expenses	284	—	—	—	—
Other items not expected to recur	—	—	—	390	—
Total noninterest income excluding items noted above	$43,231	$44,426	$48,083	$47,709	$50,271

FDIC loss share support [1]	$844	$841	$795	$776	$798

[1]  Represents direct expenses associated with credit management and loan administration related to covered assets as well as compliance with FDIC loss sharing agreements; included in total noninterest expense excluding the items noted above and comprised of several noninterest expense line items;

Excluding the items highlighted in Table II, noninterest expense in the fourth quarter was $43.2 million as compared to $44.4 million in the third quarter and $50.3 million in the fourth quarter 2012. The decrease of $1.2 million compared to the linked quarter was due primarily to lower salaries and employee benefits expense, occupancy costs and marketing and communications expenses. Expenses associated with the efficiency initiative and other staffing-related changes include $1.3 million of employee benefit expenses related to staffing reductions and $0.2 million of expenses associated with real estate consolidation and closure plans.

During the quarter, the Company recognized $0.5 million of pension settlement charges associated with recent employee-driven actions and the resulting lump-sum distributions from its pension plan.  Pension settlement charges are an acceleration of previously deferred costs that would have been recognized in future periods and are determined in accordance with FASB ASC Topic 715, Compensation - Retirement Benefits.  First Financial exceeded the annual accounting threshold for lump-sum distributions during 2013 and has recognized a proportionate share of lump-sum distributions from its pension plan as pension settlement charges during the year. The annual threshold for recognizing lump-sum distributions as pension settlement charges resets on January 1, 2014.

INCOME TAXES
For the fourth quarter, the Company recognized an income tax benefit of $1.2 million, resulting in an effective tax rate of -47.4%, compared with income tax expense of $7.6 million and an effective tax rate of 33.9% during the third quarter and income tax expense of $9.2 million and an effective tax rate of 36.1% during the fourth quarter 2012. The fourth quarter income tax benefit resulted from favorable state tax adjustments as well as lower net income for the quarter primarily related to the FDIC indemnification asset valuation adjustment. The Company recognized favorable state tax adjustments, net of federal taxes, of approximately $1.0 million during the fourth quarter resulting from the completion of its 2012 state tax returns and other related adjustments. While adjustments related to the completion of federal and state tax returns are typical late in the year, 2013 activity was made more significant by the impact of a favorable state tax rate change on the Company’s deferred taxes. For the full year 2013, the Company’s effective tax rate was 28.5%. A normalized effective tax rate in future periods is estimated to be 34.0%.

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CREDIT QUALITY - EXCLUDING COVERED ASSETS
The following table presents certain credit quality metrics related to the Company’s uncovered loan portfolio as of December 31, 2013 and the trailing four quarters.

Table III
	As of or for the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2013	2013	2013	2013	2012

Total nonaccrual loans [1]	$37,605	$57,926	$62,011	$64,452	$65,041
Troubled debt restructurings - accruing	15,094	16,278	12,924	12,757	10,856
Total nonperforming loans	52,699	74,204	74,935	77,209	75,897
Total nonperforming assets	72,505	86,008	86,733	89,202	88,423
Nonperforming assets as a % of:
Period-end loans plus OREO	2.06%	2.50%	2.56%	2.74%	2.77%
Total assets	1.13%	1.38%	1.38%	1.40%	1.36%
Nonperforming assets ex. accruing TDRs as a % of:
Period-end loans plus OREO	1.63%	2.03%	2.17%	2.34%	2.43%
Total assets	0.89%	1.12%	1.18%	1.20%	1.19%
Nonperforming loans as a % of total loans	1.50%	2.16%	2.22%	2.38%	2.39%
Provision for loan and lease losses - uncovered	$1,851	$1,413	$2,409	$3,041	$3,882
Allowance for uncovered loan & lease losses	$43,829	$45,514	$47,047	$48,306	$47,777
Allowance for loan & lease losses as a % of:
Total loans	1.25%	1.33%	1.39%	1.49%	1.50%
Nonaccrual loans	116.6%	78.6%	75.9%	75.0%	73.5%
Nonperforming loans	83.2%	61.3%	62.8%	62.6%	63.0%
Total net charge-offs	$3,536	$2,946	$3,668	$2,512	$5,297
Annualized net-charge-offs as a % of average
loans & leases	0.41%	0.34%	0.45%	0.32%	0.68%

[1] Includes nonaccrual troubled debt restructurings

Net Charge-offs
For the fourth quarter, net charge-offs increased $0.6 million to $3.5 million compared to the linked quarter. Significant charge-offs during the quarter included $1.8 million related to a commercial real estate credit that was transferred to OREO as well as $0.9 million associated with an unrelated commercial real estate credit.

Nonperforming Assets
Nonaccrual loans, including nonaccrual troubled debt restructurings, decreased $20.3 million, or 35.1%, to $37.6 million as of December 31, 2013 from $57.9 million as of September 30, 2013. Contributing to the decline were three commercial real estate credits totaling $7.5 million in the aggregate that returned to accrual status, $1.2 million in payoffs related to commercial and construction real estate credits and a $9.1 million commercial real estate credit that was charged down and transferred to OREO. Other activity included the addition to nonaccrual loans of a $0.6 million commercial credit and a $1.2 million commercial real estate credit. Included in the $7.5 million of loans that returned to accrual status was a single credit totaling $4.9 million that paid in full during January 2014.

Accruing troubled debt restructurings decreased $1.2 million, or 7.3%, to $15.1 million as of December 31, 2013 compared to the linked quarter. The decline was primarily driven by the transfer of a $1.2 million commercial credit to OREO during the quarter.

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OREO increased $8.0 million, or 67.8%, on a net basis to $19.8 million during the fourth quarter as additions of $9.4 million exceeded resolutions and valuation adjustments of $1.4 million during the quarter. Additions were driven by four properties totaling $9.2 million in the aggregate, while resolutions included one property totaling $0.6 million.

Classified assets as of December 31, 2013 declined $9.9 million, or 8.2%, to $110.5 million from $120.4 million for the linked quarter and decreased $18.5 million, or 14.4%, from $129.0 million as of December 31, 2012. Classified assets are defined by the Company as nonperforming assets plus performing loans internally rated substandard or worse.

Delinquent Loans
As of December 31, 2013, loans 30-to-89 days past due totaled $13.6 million, or 0.39% of period-end loans, as compared to $10.4 million, or 0.30%, as of September 30, 2013 and $16.3 million, or 0.51%, as of December 31, 2012. The increase of $3.2 million, or 31.1%, during the fourth quarter was driven primarily by a $3.3 million increase in delinquent commercial real estate credits during the period.

Provision for Loan & Lease Losses
Fourth quarter provision expense related to uncovered loans and leases was $1.9 million as compared to $1.4 million for the linked quarter and $3.9 million for the fourth quarter 2012. Provision expense is a result of the Company’s modeling efforts to estimate the period-end allowance for loan and lease losses. The allowance for loan and lease losses as a percent of period end loans was 1.25% as of December 31, 2013.

LOANS (EXCLUDING COVERED LOANS)
The following table presents the loan portfolio, excluding covered loans, as of December 31, 2013, September 30, 2013 and December 31, 2012.

Table IV
	As of
	December 31, 2013		September 30, 2013		December 31, 2012
		Percent		Percent		Percent
(Dollars in thousands)	Balance	of Total	Balance	of Total	Balance	of Total

Commercial	$1,035,668	29.5%	$960,016	28.0%	$861,033	27.1%
Real estate - construction	80,741	2.3%	90,089	2.6%	73,517	2.3%
Real estate - commercial	1,496,987	42.7%	1,493,969	43.5%	1,417,008	44.6%
Real estate - residential	352,931	10.1%	352,830	10.3%	318,210	10.0%
Installment	47,133	1.3%	49,273	1.4%	56,810	1.8%
Home equity	376,454	10.7%	373,839	10.9%	367,500	11.6%
Credit card	35,592	1.0%	34,285	1.0%	34,198	1.1%
Lease financing	80,135	2.3%	76,615	2.2%	50,788	1.6%
Total	$3,505,641	100.0%	$3,430,916	100.0%	$3,179,064	100.0%

Loans, excluding covered loans, totaled $3.5 billion as of December 31, 2013, increasing $74.7 million, or 8.6% on an annualized basis, compared to the linked quarter and $326.6 million, or 10.3%, compared to December 31, 2012. The increase relative to the linked quarter was driven by growth in traditional C&I and owner-occupied commercial real estate lending, franchise finance and specialty finance.

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INVESTMENTS
The following table presents a summary of the total investment portfolio at December 31, 2013.

Table V
	As of December 31, 2013
	Held-to-	Available-for			% of
(Dollars in thousands)	Maturity	Sale	Other	Total	Portfolio

Debt obligations of the U.S. Government	$—	$21,223	$—	$21,223	1.2%
Debt obligations of U.S. Government Agency	18,981	9,571	—	28,552	1.6%
Residential Mortgage Backed Securities
Pass-through securities:
Agency fixed rate	86,819	109,398	—	196,217	10.9%
Agency adjustable rate	145,019	41,667	—	186,686	10.4%
Collateralized mortgage obligations:
Agency fixed rate	370,303	253,938	—	624,241	34.7%
Agency variable rate	—	82,137	—	82,137	4.6%
Agency collateralized and insured municipal securities	68,888	103,974	—	172,862	9.6%
Commercial mortgage backed securities	145,977	119,275	—	265,252	14.8%
Municipal bond securities	1,285	3,358	—	4,643	0.3%
Corporate securities	—	110,513	—	110,513	6.1%
Asset-backed securities	—	50,554	—	50,554	2.8%
Regulatory stock	—	—	42,576	42,576	2.4%
Other	—	7,993	4,851	12,844	0.7%
	$837,272	$913,601	$47,427	$1,798,300	100.0%

The investment portfolio increased $198.5 million, or 12.4%, during the fourth quarter as $289.1 million of purchases were offset by amortizations and other portfolio reductions. As of December 31, 2013, the overall duration of the investment portfolio increased to 4.3 years compared to 4.1 years as of September 30, 2013. The yield earned on the portfolio during the quarter increased 18 bps to 2.38% from 2.20% for the linked quarter, driven by the increase in interest rates and continued stabilization in premium amortization. Due primarily to the increase in interest rates during the quarter, the net unrealized loss included in accumulated other comprehensive loss related to the investment portfolio increased $6.5 million to $16.3 million as of December 31, 2013.

DEPOSITS
Non-time deposit balances totaled $3.9 billion as of December 31, 2013, increasing $82.2 million, or 2.2%, on a linked quarter basis. The Company experienced growth across multiple lines of business as public fund balances increased $38.8 million, consumer balances increased $26.4 million and commercial balances increased $15.2 million.

Time deposit balances increased $26.3 million, or 2.8%, compared to the linked quarter due primarily to an increase in consumer balances of $23.9 million driven by sales of a CD product celebrating the Company’s 150th anniversary which offers incentives for opening additional checking or money market accounts.

The Company’s total cost of deposit funding, inclusive of noninterest-bearing balances, was 27 bps for the quarter, an increase of 3 bps compared to the prior quarter and a decrease of 11 bps compared to the fourth quarter 2012.

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CAPITAL MANAGEMENT
The following table presents First Financial’s regulatory and other capital ratios as of December 31, 2013, September 30, 2013 and December 31, 2012.

Table VI
	As of
	December 31,	September 30,	December 31,
	2013	2013	2012

Leverage Ratio	10.11%	10.29%	10.25%
Tier 1 Capital Ratio	14.61%	15.26%	16.32%
Total Risk-Based Capital Ratio	15.88%	16.53%	17.60%
Ending tangible shareholders' equity
to ending tangible assets	9.20%	9.60%	9.50%
Ending tangible common shareholders'
equity to ending tangible assets	9.20%	9.60%	9.50%

Tangible book value per share	$10.10	$10.24	$10.47

Shareholders’ equity decreased $9.9 million during the quarter due primarily to the change in the unrealized gain/loss related to the investment portfolio, the excess of dividends paid over net income for the quarter and share repurchases. The decline in shareholders’ equity combined with increases in both tangible assets and risk-weighted assets resulted in lower tangible common equity and regulatory capital ratios compared to the linked quarter. Regulatory capital ratios as of December 31, 2013 are considered preliminary pending the filing of the Company’s regulatory reports.

Teleconference / Webcast Information
First Financial’s executive management will host a conference call to discuss the Company’s financial and operating results on Friday, January 31, 2014 at 8:30 a.m. Eastern Time. Members of the public who would like to listen to the conference call should dial (888) 317-6016 (U.S. toll free), (855) 669-9657 (Canada toll free) or +1 (412) 317-6016 (International) (no passcode required). The number should be dialed five to ten minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast via the Investor Relations section of the Company’s website at www.bankatfirst.com. A replay of the conference call will be available beginning one hour after the completion of the live call through February 17, 2014 at (877) 344-7529 (U.S. toll free), (855) 669-9658 (Canada toll free) and +1 (412) 317-0088 (International); conference number 10039964. The webcast will be archived on the Investor Relations section of the Company’s website through January 31, 2015.

Press Release and Additional Information on Website
This press release as well as supplemental information and any non-GAAP reconciliations related to this release is available to the public through the Investor Relations section of First Financial’s website at www.bankatfirst.com/investor.

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About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company. As of December 31, 2013, the Company had $6.4 billion in assets, $4.0 billion in loans, $4.8 billion in deposits and $682 million in shareholders’ equity. The Company’s subsidiary, First Financial Bank, N.A., founded in 1863, provides banking and financial services products through its four lines of business: commercial, consumer, wealth management and mortgage. The commercial, consumer and mortgage units provide traditional banking services to business and retail clients. First Financial Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.5 billion in assets under management as of December 31, 2013. The Company’s strategic operating markets are located in Ohio, Indiana and Kentucky where it operates 110 banking centers. Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.

Forward-Looking Statement
Certain statements contained in this release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items, statements of plans and objectives of First Financial or its management or board of directors and statements of future economic performances and statements of assumptions underlying such statements. Words such as ‘‘believes,’’ ‘‘anticipates,’’ “likely,” “expected,” ‘‘intends,’’ and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: economic, market, liquidity, credit, interest rate, operational and technological risks associated with the Company’s business; the effect of and changes in policies and laws or regulatory agencies (notably the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act); management’s ability to effectively execute its business plan; mergers and acquisitions, including costs or difficulties related to the integration of acquired companies, including the recently announced proposed acquisitions of The First Bexley Bank and Insight Bank; the Company’s ability to comply with the terms of loss sharing agreements with the FDIC; the effect of changes in accounting policies and practices; and the costs and effects of litigation and of unexpected or adverse outcomes in such litigation. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as well as its other filings with the SEC, for a more detailed discussion of these risks, uncertainties and other factors that could cause actual results to differ from those discussed in the forward-looking statements. Such forward-looking statements are meaningful only on the date when such statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.

Contact Information
Investors/Analysts                    Media
Kenneth Lovik                        Jenny Keighley
Senior Vice President, Investor Relations and        Assistant Vice President, Media Relations Manager
Corporate Development                    (513) 979-5582
(513) 979-5837                        jennifer.keighley@bankatfirst.com
kenneth.lovik@bankatfirst.com

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Selected Financial Information
December 31, 2013
(unaudited)

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended,					Twelve months ended,
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,
	2013	2013	2013	2013	2012	2013	2012
RESULTS OF OPERATIONS
Net income	$3,785	$14,911	$15,829	$13,824	$16,265	$48,349	$67,303
Net earnings per share - basic	$0.07	$0.26	$0.28	$0.24	$0.28	$0.84	$1.16
Net earnings per share - diluted	$0.07	$0.26	$0.27	$0.24	$0.28	$0.83	$1.14
Dividends declared per share	$0.15	$0.27	$0.24	$0.28	$0.28	$0.94	$1.18

KEY FINANCIAL RATIOS
Return on average assets	0.24%	0.96%	1.01%	0.88%	1.03%	0.77%	1.07%
Return on average shareholders' equity	2.15%	8.53%	9.02%	7.91%	9.06%	6.89%	9.43%
Return on average tangible shareholders' equity	2.51%	10.00%	10.54%	9.24%	10.58%	8.05%	11.01%

Net interest margin	3.90%	3.91%	4.02%	4.04%	4.27%	3.97%	4.37%
Net interest margin (fully tax equivalent) (1)	3.94%	3.95%	4.06%	4.07%	4.29%	4.01%	4.39%

Ending shareholders' equity as a percent of ending assets	10.63%	11.07%	11.08%	11.05%	10.93%	10.63%	10.93%
Ending tangible shareholders' equity as a percent of:
Ending tangible assets	9.20%	9.60%	9.62%	9.60%	9.50%	9.20%	9.50%
Risk-weighted assets	13.59%	14.27%	14.50%	15.05%	15.57%	13.59%	15.57%

Average shareholders' equity as a percent of average assets	11.23%	11.19%	11.15%	11.09%	11.35%	11.17%	11.30%
Average tangible shareholders' equity as a percent of
average tangible assets	9.77%	9.71%	9.70%	9.65%	9.88%	9.72%	9.83%

Book value per share	$11.86	$11.99	$12.05	$12.09	$12.24	$11.86	$12.24
Tangible book value per share	$10.10	$10.24	$10.29	$10.33	$10.47	$10.10	$10.47

Tier 1 Ratio (2)	14.61%	15.26%	15.41%	15.87%	16.32%	14.61%	16.32%
Total Capital Ratio (2)	15.88%	16.53%	16.68%	17.15%	17.60%	15.88%	17.60%
Leverage Ratio (2)	10.11%	10.29%	10.12%	10.00%	10.25%	10.11%	10.25%

AVERAGE BALANCE SHEET ITEMS
Loans (3)	$3,450,069	$3,410,102	$3,313,731	$3,205,781	$3,107,760	$3,345,768	$3,030,308
Covered loans and FDIC indemnification asset	568,385	655,654	758,875	840,190	920,102	704,894	1,050,114
Investment securities	1,654,374	1,589,666	1,705,219	1,838,783	1,746,961	1,696,211	1,682,821
Interest-bearing deposits with other banks	4,906	4,010	13,890	3,056	5,146	6,464	36,674
Total earning assets	$5,677,734	$5,659,432	$5,791,715	$5,887,810	$5,779,969	$5,753,337	$5,799,917
Total assets	$6,232,971	$6,193,722	$6,310,602	$6,391,049	$6,294,084	$6,281,411	$6,318,181
Noninterest-bearing deposits	$1,129,097	$1,072,259	$1,063,102	$1,049,943	$1,112,072	$1,078,800	$1,035,319
Interest-bearing deposits	3,720,809	3,654,311	3,792,891	3,785,402	3,912,854	3,737,946	4,169,175
Total deposits	$4,849,906	$4,726,570	$4,855,993	$4,835,345	$5,024,926	$4,816,746	$5,204,494
Borrowings	$583,522	$667,706	$644,058	$735,327	$439,308	$657,265	$273,798
Shareholders' equity	$700,063	$693,158	$703,804	$708,862	$714,373	$701,425	$713,717

CREDIT QUALITY RATIOS (excluding covered assets)
Allowance to ending loans	1.25%	1.33%	1.39%	1.49%	1.5%	1.25%	1.50%
Allowance to nonaccrual loans	116.55%	78.57%	75.87%	74.95%	73.46%	116.55%	73.46%
Allowance to nonperforming loans	83.17%	61.34%	62.78%	62.57%	62.95%	83.17%	62.95%
Nonperforming loans to total loans	1.50%	2.16%	2.22%	2.38%	2.39%	1.50%	2.39%
Nonperforming assets to ending loans, plus OREO	2.06%	2.50%	2.56%	2.74%	2.77%	2.06%	2.77%
Nonperforming assets to total assets	1.13%	1.38%	1.38%	1.4%	1.36%	1.13%	1.36%
Net charge-offs to average loans (annualized)	0.41%	0.34%	0.45%	0.32%	0.68%	0.38%	0.79%

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.
(2) December 31, 2013 regulatory capital ratios are preliminary.
(3) Includes loans held for sale.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended,			Twelve months ended,
	Dec. 31,			Dec. 31,
	2013	2012	% Change	2013	2012	% Change
Interest income
Loans, including fees	$52,351	$60,389	(13.3)%	$216,306	$249,751	(13.4)%
Investment securities
Taxable	9,209	8,410	9.5%	34,147	37,664	(9.3)%
Tax-exempt	719	370	94.3%	2,400	736	226.1%
Total investment securities interest	9,928	8,780	13.1%	36,547	38,400	(4.8)%
Other earning assets	(2,432)	(1,564)	55.5%	(7,645)	(7,221)	5.9%
Total interest income	59,847	67,605	(11.5)%	245,208	280,930	(12.7)%

Interest expense
Deposits	3,247	4,798	(32.3)%	13,247	24,625	(46.2)%
Short-term borrowings	257	159	61.6%	1,177	262	349.2%
Long-term borrowings	539	672	(19.8)%	2,464	2,702	(8.8)%
Total interest expense	4,043	5,629	(28.2)%	16,888	27,589	(38.8)%
Net interest income	55,804	61,976	(10.0)%	228,320	253,341	(9.9)%
Provision for loan and lease losses - uncovered	1,851	3,882	(52.3)%	8,714	19,117	(54.4)%
Provision for loan and lease losses - covered	(5,857)	5,283	(210.9)%	195	30,903	(99.4)%
Net interest income after provision for loan and lease losses	59,810	52,811	13.3%	219,411	203,321	7.9%

Noninterest income
Service charges on deposit accounts	5,226	5,431	(3.8)%	20,595	21,215	(2.9)%
Trust and wealth management fees	3,506	3,409	2.8%	14,319	13,951	2.6%
Bankcard income	2,699	2,526	6.8%	10,914	10,028	8.8%
Net gains from sales of loans	604	1,179	(48.8)%	3,150	4,570	(31.1)%
Gain on sale of investment securities	0	1,011	(100.0)%	1,724	3,628	(52.5)%
FDIC loss sharing income	(3,385)	5,754	(158.8)%	3,720	35,346	(89.5)%
Accelerated discount on covered loans	1,572	2,455	(36.0)%	7,153	13,662	(47.6)%
Other	2,821	4,356	(35.2)%	12,072	20,021	(39.7)%
Total noninterest income	13,043	26,121	(50.1)%	73,647	122,421	(39.8)%

Noninterest expenses
Salaries and employee benefits	24,023	28,033	(14.3)%	101,402	113,154	(10.4)%
Pension settlement charges	462	0	N/M	6,174	0	N/M
Net occupancy	4,557	5,122	(11.0)%	21,207	20,682	2.5%
Furniture and equipment	2,136	2,291	(6.8)%	8,970	9,190	(2.4)%
Data processing	2,617	2,526	3.6%	10,229	8,837	15.8%
Marketing	999	1,566	(36.2)%	4,270	5,550	(23.1)%
Communication	728	814	(10.6)%	3,207	3,409	(5.9)%
Professional services	1,781	1,667	6.8%	6,876	7,269	(5.4)%
State intangible tax	901	942	(4.4)%	3,929	3,899	0.8%
FDIC assessments	1,121	1,085	3.3%	4,501	4,682	(3.9)%
Loss (gain) - other real estate owned	348	569	(38.8)%	1,250	3,250	(61.5)%
Loss (gain) - covered other real estate owned	946	(54)	(1,851.9)%	(1,219)	2,446	(149.8)%
Loss sharing expense	1,495	2,305	(35.1)%	7,083	10,725	(34.0)%
FDIC indemnification impairment	22,417	0	N/M	22,417	0	N/M
Other	5,754	6,608	(12.9)%	25,179	28,904	(12.9)%
Total noninterest expenses	70,285	53,474	31.4%	225,475	221,997	1.6%
Income before income taxes	2,568	25,458	(89.9)%	67,583	103,745	(34.9)%
Income tax expense	(1,217)	9,193	(113.2)%	19,234	36,442	(47.2)%
Net income	$3,785	$16,265	(76.7)%	$48,349	$67,303	(28.2)%

ADDITIONAL DATA
Net earnings per share - basic	$0.07	$0.28		$0.84	$1.16
Net earnings per share - diluted	$0.07	$0.28		$0.83	$1.14
Dividends declared per share	$0.15	$0.28		$0.94	$1.18

Return on average assets	0.24%	1.03%		0.77%	1.07%
Return on average shareholders' equity	2.15%	9.06%		6.89%	9.43%

Interest income	$59,847	$67,605	(11.5)%	$245,208	$280,930	(12.7)%
Tax equivalent adjustment	635	366	73.5%	2,142	1,055	103.0%
Interest income - tax equivalent	60,482	67,971	(11.0)%	247,350	281,985	(12.3)%
Interest expense	4,043	5,629	(28.2)%	16,888	27,589	(38.8)%
Net interest income - tax equivalent	$56,439	$62,342	(9.5)%	$230,462	$254,396	(9.4)%

Net interest margin	3.90%	4.27%		3.97%	4.37%
Net interest margin (fully tax equivalent) (1)	3.94%	4.29%		4.01%	4.39%

Full-time equivalent employees	1,306	1,439

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	2013
	Fourth	Third	Second	First		% Change
	Quarter	Quarter	Quarter	Quarter	YTD	Linked Qtr.
Interest income
Loans, including fees	$52,351	$52,908	$55,022	$56,025	$216,306	(1.1)%
Investment securities
Taxable	9,209	8,267	8,295	8,376	34,147	11.4%
Tax-exempt	719	541	560	580	2,400	32.9%
Total investment securities interest	9,928	8,808	8,855	8,956	36,547	12.7%
Other earning assets	(2,432)	(2,185)	(1,556)	(1,472)	(7,645)	11.3%
Total interest income	59,847	59,531	62,321	63,509	245,208	0.5%

Interest expense
Deposits	3,247	2,856	3,284	3,860	13,247	13.7%
Short-term borrowings	257	286	305	329	1,177	(10.1)%
Long-term borrowings	539	617	654	654	2,464	(12.6)%
Total interest expense	4,043	3,759	4,243	4,843	16,888	7.6%
Net interest income	55,804	55,772	58,078	58,666	228,320	0.1%
Provision for loan and lease losses - uncovered	1,851	1,413	2,409	3,041	8,714	31.0%
Provision for loan and lease losses - covered	(5,857)	5,293	(8,283)	9,042	195	(210.7)%
Net interest income after provision for loan and lease losses	59,810	49,066	63,952	46,583	219,411	21.9%

Noninterest income
Service charges on deposit accounts	5,226	5,447	5,205	4,717	20,595	(4.1)%
Trust and wealth management fees	3,506	3,366	3,497	3,950	14,319	4.2%
Bankcard income	2,699	2,637	3,145	2,433	10,914	2.4%
Net gains from sales of loans	604	751	1,089	706	3,150	(19.6)%
Gain on sale of investment securities	0	0	188	1,536	1,724	N/M
FDIC loss sharing income	(3,385)	5,555	(7,384)	8,934	3,720	(160.9)%
Accelerated discount on covered loans	1,572	1,711	1,935	1,935	7,153	(8.1)%
Other	2,821	2,824	3,940	2,487	12,072	(0.1)%
Total noninterest income	13,043	22,291	11,615	26,698	73,647	(41.5)%

Noninterest expenses
Salaries and employee benefits	24,023	23,834	26,216	27,329	101,402	0.8%
Pension settlement charges	462	1,396	4,316	0	6,174	(66.9)%
Net occupancy	4,557	5,101	5,384	6,165	21,207	(10.7)%
Furniture and equipment	2,136	2,213	2,250	2,371	8,970	(3.5)%
Data processing	2,617	2,584	2,559	2,469	10,229	1.3%
Marketing	999	1,192	1,182	897	4,270	(16.2)%
Communication	728	865	781	833	3,207	(15.8)%
Professional services	1,781	1,528	1,764	1,803	6,876	16.6%
State intangible tax	901	1,010	1,004	1,014	3,929	(10.8)%
FDIC assessments	1,121	1,107	1,148	1,125	4,501	1.3%
Loss (gain) - other real estate owned	348	184	216	502	1,250	89.1%
Loss (gain) - covered other real estate owned	946	204	(2,212)	(157)	(1,219)	363.7%
Loss sharing expense	1,495	1,724	1,578	2,286	7,083	(13.3)%
FDIC indemnification impairment	22,417	0	0	0	22,417	N/M
Other	5,754	5,859	7,097	6,469	25,179	(1.8)%
Total noninterest expenses	70,285	48,801	53,283	53,106	225,475	44.0%
Income before income taxes	2,568	22,556	22,284	20,175	67,583	(88.6)%
Income tax expense	(1,217)	7,645	6,455	6,351	19,234	(115.9)%
Net income	$3,785	$14,911	$15,829	$13,824	$48,349	(74.6)%

ADDITIONAL DATA
Net earnings per share - basic	$0.07	$0.26	$0.28	$0.24	$0.84
Net earnings per share - diluted	$0.07	$0.26	$0.27	$0.24	$0.83
Dividends declared per share	$0.15	$0.27	$0.24	$0.28	$0.94

Return on average assets	0.24%	0.96%	1.01%	0.88%	0.77%
Return on average shareholders' equity	2.15%	8.53%	9.02%	7.91%	6.89%

Interest income	$59,847	$59,531	$62,321	$63,509	$245,208	0.5%
Tax equivalent adjustment	635	516	514	477	2,142	23.1%
Interest income - tax equivalent	60,482	60,047	62,835	63,986	247,350	0.7%
Interest expense	4,043	3,759	4,243	4,843	16,888	7.6%
Net interest income - tax equivalent	$56,439	$56,288	$58,592	$59,143	$230,462	0.3%

Net interest margin	3.90%	3.91%	4.02%	4.04%	3.97%
Net interest margin (fully tax equivalent) (1)	3.94%	3.95%	4.06%	4.07%	4.01%

Full-time equivalent employees	1,306	1,292	1,338	1,385

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	2012
	Fourth	Third	Second	First	Full
	Quarter	Quarter	Quarter	Quarter	Year
Interest income
Loans, including fees	$60,389	$59,536	$63,390	$66,436	$249,751
Investment securities
Taxable	8,410	8,358	10,379	10,517	37,664
Tax-exempt	370	111	121	134	736
Total investment securities interest	8,780	8,469	10,500	10,651	38,400
Other earning assets	(1,564)	(1,700)	(1,967)	(1,990)	(7,221)
Total interest income	67,605	66,305	71,923	75,097	280,930

Interest expense
Deposits	4,798	5,730	6,381	7,716	24,625
Short-term borrowings	159	54	37	12	262
Long-term borrowings	672	675	675	680	2,702
Total interest expense	5,629	6,459	7,093	8,408	27,589
Net interest income	61,976	59,846	64,830	66,689	253,341
Provision for loan and lease losses - uncovered	3,882	3,613	8,364	3,258	19,117
Provision for loan and lease losses - covered	5,283	6,622	6,047	12,951	30,903
Net interest income after provision for loan and lease losses	52,811	49,611	50,419	50,480	203,321

Noninterest income
Service charges on deposit accounts	5,431	5,499	5,376	4,909	21,215
Trust and wealth management fees	3,409	3,374	3,377	3,791	13,951
Bankcard income	2,526	2,387	2,579	2,536	10,028
Net gains from sales of loans	1,179	1,319	1,132	940	4,570
Gain on sale of investment securities	1,011	2,617	0	0	3,628
FDIC loss sharing income	5,754	8,496	8,280	12,816	35,346
Accelerated discount on covered loans	2,455	3,798	3,764	3,645	13,662
Other	4,356	3,340	9,037	3,288	20,021
Total noninterest income	26,121	30,830	33,545	31,925	122,421

Noninterest expenses
Salaries and employee benefits	28,033	27,212	29,048	28,861	113,154
Net occupancy	5,122	5,153	5,025	5,382	20,682
Furniture and equipment	2,291	2,332	2,323	2,244	9,190
Data processing	2,526	2,334	2,076	1,901	8,837
Marketing	1,566	1,592	1,238	1,154	5,550
Communication	814	788	913	894	3,409
Professional services	1,667	1,304	2,151	2,147	7,269
State intangible tax	942	961	970	1,026	3,899
FDIC assessments	1,085	1,164	1,270	1,163	4,682
Loss (gain) - other real estate owned	569	1,372	313	996	3,250
Loss (gain) - covered other real estate owned	(54)	(25)	1,233	1,292	2,446
Loss sharing expense	2,305	3,584	3,085	1,751	10,725
Other	6,608	7,515	7,814	6,967	28,904
Total noninterest expenses	53,474	55,286	57,459	55,778	221,997
Income before income taxes	25,458	25,155	26,505	26,627	103,745
Income tax expense	9,193	8,913	8,703	9,633	36,442
Net income	$16,265	$16,242	$17,802	$16,994	$67,303

ADDITIONAL DATA
Net earnings per share - basic	$0.28	$0.28	$0.31	$0.29	$1.16
Net earnings per share - diluted	$0.28	$0.28	$0.30	$0.29	$1.14
Dividends declared per share	$0.28	$0.30	$0.29	$0.31	$1.18

Return on average assets	1.03%	1.05%	1.13%	1.05%	1.07%
Return on average shareholders' equity	9.06%	9.01%	9.98%	9.67%	9.43%

Interest income	$67,605	$66,305	$71,923	$75,097	$280,930
Tax equivalent adjustment	366	255	216	218	1,055
Interest income - tax equivalent	67,971	66,560	72,139	75,315	281,985
Interest expense	5,629	6,459	7,093	8,408	27,589
Net interest income - tax equivalent	$62,342	$60,101	$65,046	$66,907	$254,396

Net interest margin	4.27%	4.21%	4.49%	4.51%	4.37%
Net interest margin (fully tax equivalent) (1)	4.29%	4.23%	4.50%	4.52%	4.39%

Full-time equivalent employees	1,439	1,475	1,525	1,513

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	Dec. 30,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	% Change	% Change
	2013	2013	2013	2013	2012	Linked Qtr.	Comparable Qtr.
ASSETS
Cash and due from banks	$117,620	$177,698	$114,745	$106,249	$134,502	(33.8)%	(12.6)%
Interest-bearing deposits with other banks	25,830	10,414	2,671	1,170	24,341	148.0%	6.1%
Investment securities available-for-sale	913,601	854,747	884,694	952,039	1,032,096	6.9%	(11.5)%
Investment securities held-to-maturity	837,272	669,093	670,246	716,214	770,755	25.1%	8.6%
Other investments	47,427	75,945	75,645	75,375	71,492	(37.6)%	(33.7)%
Loans held for sale	8,114	10,704	18,650	28,126	16,256	(24.2)%	(50.1)%
Loans
Commercial	1,035,668	960,016	940,420	892,381	861,033	7.9%	20.3%
Real estate - construction	80,741	90,089	97,246	87,542	73,517	(10.4)%	9.8%
Real estate - commercial	1,496,987	1,493,969	1,477,226	1,433,182	1,417,008	0.2%	5.6%
Real estate - residential	352,931	352,830	343,016	330,260	318,210	0.0%	10.9%
Installment	47,133	49,273	50,781	53,509	56,810	(4.3)%	(17.0)%
Home equity	376,454	373,839	370,206	365,943	367,500	0.7%	2.4%
Credit card	35,592	34,285	33,222	32,465	34,198	3.8%	4.1%
Lease financing	80,135	76,615	70,011	53,556	50,788	4.6%	57.8%
Total loans, excluding covered loans	3,505,641	3,430,916	3,382,128	3,248,838	3,179,064	2.2%	10.3%
Less
Allowance for loan and lease losses	43,829	45,514	47,047	48,306	47,777	(3.7)%	(8.3)%
Net loans - uncovered	3,461,812	3,385,402	3,335,081	3,200,532	3,131,287	2.3%	10.6%
Covered loans	457,873	518,524	622,265	687,798	748,116	(11.7)%	(38.8)%
Less
Allowance for loan and lease losses	18,901	23,259	32,961	45,496	45,190	(18.7)%	(58.2)%
Net loans - covered	438,972	495,265	589,304	642,302	702,926	(11.4)%	(37.6)%
Net loans	3,900,784	3,880,667	3,924,385	3,842,834	3,834,213	0.5%	1.7%
Premises and equipment	137,110	139,125	142,675	146,889	146,716	(1.4)%	(6.5)%
Goodwill	95,050	95,050	95,050	95,050	95,050	0.0%	0.0%
Other intangibles	5,924	6,249	6,620	7,078	7,648	(5.2)%	(22.5)%
FDIC indemnification asset	45,091	78,132	88,966	112,428	119,607	(42.3)%	(62.3)%
Accrued interest and other assets	283,390	255,617	250,228	265,565	244,372	10.9%	16.0%
Total Assets	$6,417,213	$6,253,441	$6,274,575	$6,349,017	$6,497,048	2.6%	(1.2)%

LIABILITIES
Deposits
Interest-bearing demand	$1,125,723	$1,068,067	$1,131,466	$1,113,940	$1,160,815	5.4%	(3.0)%
Savings	1,612,005	1,593,895	1,601,122	1,620,874	1,623,614	1.1%	(0.7)%
Time	952,327	926,029	978,680	1,030,124	1,068,637	2.8%	(10.9)%
Total interest-bearing deposits	3,690,055	3,587,991	3,711,268	3,764,938	3,853,066	2.8%	(4.2)%
Noninterest-bearing	1,147,452	1,141,016	1,059,368	1,056,409	1,102,774	0.6%	4.1%
Total deposits	4,837,507	4,729,007	4,770,636	4,821,347	4,955,840	2.3%	(2.4)%
Federal funds purchased and securities sold
under agreements to repurchase	94,749	105,472	114,030	130,863	122,570	(10.2)%	(22.7)%
FHLB short-term borrowings	654,000	518,200	505,900	502,200	502,000	26.2%	30.3%
Total short-term borrowings	748,749	623,672	619,930	633,063	624,570	20.1%	19.9%
Long-term debt	60,780	61,088	73,957	74,498	75,202	(0.5)%	(19.2)%
Total borrowed funds	809,529	684,760	693,887	707,561	699,772	18.2%	15.7%
Accrued interest and other liabilities	88,016	147,635	114,600	118,495	131,011	(40.4)%	(32.8)%
Total Liabilities	5,735,052	5,561,402	5,579,123	5,647,403	5,786,623	3.1%	(0.9)%

SHAREHOLDERS' EQUITY
Common stock	577,076	577,429	576,641	575,514	579,293	(0.1)%	(0.4)%
Retained earnings	324,192	328,993	329,633	327,635	330,004	(1.5)%	(1.8)%
Accumulated other comprehensive loss	(31,281)	(29,294)	(25,645)	(21,475)	(18,677)	6.8%	67.5%
Treasury stock, at cost	(187,826)	(185,089)	(185,177)	(180,060)	(180,195)	1.5%	4.2%
Total Shareholders' Equity	682,161	692,039	695,452	701,614	710,425	(1.4)%	(4.0)%
Total Liabilities and Shareholders' Equity	$6,417,213	$6,253,441	$6,274,575	$6,349,017	$6,497,048	2.6%	(1.2)%

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	Quarterly Averages					Year-to-Date Averages
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,
	2013	2013	2013	2013	2012	2013	2012
ASSETS
Cash and due from banks	$110,246	$120,154	$119,909	$111,599	$118,619	$115,486	$120,492
Interest-bearing deposits with other banks	4,906	4,010	13,890	3,056	5,146	6,464	36,674
Investment securities	1,654,374	1,589,666	1,705,219	1,838,783	1,746,961	1,696,211	1,682,821
Loans held for sale	7,990	13,349	19,722	21,096	18,054	15,497	20,848
Loans
Commercial	986,438	937,939	904,029	863,427	819,262	923,336	827,205
Real estate - construction	79,194	93,103	93,813	81,171	85,219	86,832	97,278
Real estate - commercial	1,489,858	1,488,047	1,445,626	1,411,769	1,373,781	1,459,119	1,303,155
Real estate - residential	351,929	347,110	334,652	323,768	307,580	339,463	294,803
Installment	47,733	50,130	52,313	54,684	58,283	51,193	61,768
Home equity	374,919	371,072	367,408	365,568	368,605	369,771	363,470
Credit card	35,673	34,176	33,785	33,300	32,954	34,240	31,882
Lease financing	76,335	75,176	62,383	50,998	44,022	66,317	29,899
Total loans, excluding covered loans	3,442,079	3,396,753	3,294,009	3,184,685	3,089,706	3,330,271	3,009,460
Less
Allowance for loan and lease losses	46,531	49,451	50,172	49,408	50,172	48,884	51,378
Net loans - uncovered	3,395,548	3,347,302	3,243,837	3,135,277	3,039,534	3,281,387	2,958,082
Covered loans	490,072	573,243	653,892	724,846	794,838	609,768	907,520
Less
Allowance for loan and lease losses	21,733	31,208	41,861	46,104	48,553	35,149	48,711
Net loans - covered	468,339	542,035	612,031	678,742	746,285	574,619	858,809
Net loans	3,863,887	3,889,337	3,855,868	3,814,019	3,785,819	3,856,006	3,816,891
Premises and equipment	138,644	141,498	144,759	147,355	148,047	143,036	144,238
Goodwill	95,050	95,050	95,050	95,050	95,050	95,050	95,050
Other intangibles	6,075	6,428	6,831	7,346	8,001	6,666	9,240
FDIC indemnification asset	78,313	82,411	104,983	115,344	125,264	95,126	142,594
Accrued interest and other assets	273,486	251,819	244,371	237,401	243,123	251,869	249,333
Total Assets	$6,232,971	$6,193,722	$6,310,602	$6,391,049	$6,294,084	$6,281,411	$6,318,181

LIABILITIES
Deposits
Interest-bearing demand	$1,150,275	$1,098,524	$1,141,767	$1,112,664	$1,145,800	$1,125,836	$1,196,764
Savings	1,637,657	1,608,351	1,639,834	1,618,239	1,640,427	1,626,025	1,630,426
Time	932,877	947,436	1,011,290	1,054,499	1,126,627	986,085	1,341,985
Total interest-bearing deposits	3,720,809	3,654,311	3,792,891	3,785,402	3,912,854	3,737,946	4,169,175
Noninterest-bearing	1,129,097	1,072,259	1,063,102	1,049,943	1,112,072	1,078,800	1,035,319
Total deposits	4,849,906	4,726,570	4,855,993	4,835,345	5,024,926	4,816,746	5,204,494
Federal funds purchased and securities sold
under agreements to repurchase	107,738	114,505	105,299	134,709	100,087	115,486	86,980
FHLB short-term borrowings	414,892	483,937	464,630	525,878	263,895	472,062	111,295
Total short-term borrowings	522,630	598,442	569,929	660,587	363,982	587,548	198,275
Long-term debt	60,892	69,264	74,129	74,740	75,326	69,717	75,523
Total borrowed funds	583,522	667,706	644,058	735,327	439,308	657,265	273,798
Accrued interest and other liabilities	99,480	106,288	106,747	111,515	115,477	105,975	126,172
Total Liabilities	5,532,908	5,500,564	5,606,798	5,682,187	5,579,711	5,579,986	5,604,464

SHAREHOLDERS' EQUITY
Common stock	577,851	576,953	576,391	578,452	578,691	577,409	577,759
Retained earnings	337,034	329,518	329,795	330,879	331,414	331,817	329,615
Accumulated other comprehensive loss	(28,380)	(28,232)	(19,204)	(19,576)	(19,612)	(23,884)	(18,987)
Treasury stock, at cost	(186,442)	(185,081)	(183,178)	(180,893)	(176,120)	(183,917)	(174,670)
Total Shareholders' Equity	700,063	693,158	703,804	708,862	714,373	701,425	713,717
Total Liabilities and Shareholders' Equity	$6,232,971	$6,193,722	$6,310,602	$6,391,049	$6,294,084	$6,281,411	$6,318,181

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE/VOLUME ANALYSIS (1)
(Dollars in thousands)
(Unaudited)

	Quarterly Averages						Year-to-Date Averages
	Dec. 31, 2013		Sep. 30, 2013		Dec. 31, 2012		Dec. 31, 2013		Dec. 31, 2012
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
Earning assets
Investments:
Investment securities	$1,654,374	2.38%	$1,589,666	2.20%	$1,746,961	1.99%	$1,696,211	2.15%	$1,682,821	2.28%
Interest-bearing deposits with other banks	4,906	0.57%	4,010	0.49%	5,146	0.54%	6,464	0.42%	36,674	0.30%
Gross loans (2)	4,018,454	4.93%	4,065,756	4.95%	4,027,862	5.79%	4,050,662	5.15%	4,080,422	5.94%
Total earning assets	5,677,734	4.18%	5,659,432	4.17%	5,779,969	4.64%	5,753,337	4.26%	5,799,917	4.84%

Nonearning assets
Allowance for loan and lease losses	(68,264)		(80,659)		(98,725)		(84,033)		(100,089)
Cash and due from banks	110,246		120,154		118,619		115,486		120,492
Accrued interest and other assets	513,255		494,795		494,221		496,621		497,861
Total assets	$6,232,971		$6,193,722		$6,294,084		$6,281,411		$6,318,181

Interest-bearing liabilities
Deposits:
Interest-bearing demand	$1,150,275	0.19%	$1,098,524	0.12%	$1,145,800	0.13%	$1,125,836	0.13%	$1,196,764	0.13%
Savings	1,637,657	0.15%	1,608,351	0.09%	1,640,427	0.11%	1,626,025	0.11%	1,630,426	0.12%
Time	932,877	0.90%	947,436	0.90%	1,126,627	1.40%	986,085	1.01%	1,341,985	1.57%
Total interest-bearing deposits	3,720,809	0.35%	3,654,311	0.31%	3,912,854	0.49%	3,737,946	0.35%	4,169,175	0.59%
Borrowed funds
Short-term borrowings	522,630	0.20%	598,442	0.19%	363,982	0.17%	587,548	0.20%	198,275	0.13%
Long-term debt	60,892	3.51%	69,264	3.53%	75,326	3.54%	69,717	3.53%	75,523	3.58%
Total borrowed funds	583,522	0.54%	667,706	0.54%	439,308	0.75%	657,265	0.55%	273,798	1.08%
Total interest-bearing liabilities	4,304,331	0.37%	4,322,017	0.35%	4,352,162	0.51%	4,395,211	0.38%	4,442,973	0.62%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	1,129,097		1,072,259		1,112,072		1,078,800		1,035,319
Other liabilities	99,480		106,288		115,477		105,975		126,172
Shareholders' equity	700,063		693,158		714,373		701,425		713,717
Total liabilities & shareholders' equity	$6,232,971		$6,193,722		$6,294,084		$6,281,411		$6,318,181

Net interest income (1)	$55,804		$55,772		$61,976		$228,320		$253,341
Net interest spread (1)		3.81%		3.82%		4.13%		3.88%		4.22%
Net interest margin (1)		3.90%		3.91%		4.27%		3.97%		4.37%

(1) Not tax equivalent.
(2) Loans held for sale, nonaccrual loans, covered loans, and indemnification asset are included in gross loans.

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE/VOLUME ANALYSIS (1)
(Dollars in thousands)
(Unaudited)

	Linked Qtr. Income Variance			Comparable Qtr. Income Variance			Year-to-Date Income Variance
	Rate	Volume	Total	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$732	$388	$1,120	$1,704	$(556)	$1,148	$(2,142)	$289	$(1,853)
Interest-bearing deposits with other banks	1	1	2	0	0	0	42	(126)	(84)
Gross loans (2)	(218)	(588)	(806)	(8,789)	(117)	(8,906)	(32,252)	(1,533)	(33,785)
Total earning assets	515	(199)	316	(7,085)	(673)	(7,758)	(34,352)	(1,370)	(35,722)

Interest-bearing liabilities
Total interest-bearing deposits	$333	$58	$391	$(1,383)	$(168)	$(1,551)	$(9,850)	$(1,528)	$(11,378)
Borrowed funds
Short-term borrowings	8	(37)	(29)	20	78	98	135	780	915
Long-term debt	(4)	(74)	(78)	(5)	(128)	(133)	(33)	(205)	(238)
Total borrowed funds	4	(111)	(107)	15	(50)	(35)	102	575	677
Total interest-bearing liabilities	337	(53)	284	(1,368)	(218)	(1,586)	(9,748)	(953)	(10,701)
Net interest income (1)	$178	$(146)	$32	$(5,717)	$(455)	$(6,172)	$(24,604)	$(417)	$(25,021)

(1) Not tax equivalent.
(2) Loans held for sale, nonaccrual loans, covered loans, and indemnification asset are included in gross loans.

FIRST FINANCIAL BANCORP.
CREDIT QUALITY
(excluding covered assets)
(Dollars in thousands)
(Unaudited)

	Dec. 31,	Sep. 30,	Jun. 30,	Mar 31,	Dec. 31,	Full Year	Full Year
	2013	2013	2013	2013	2012	2013	2012

ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY
Balance at beginning of period	$45,514	$47,047	$48,306	$47,777	$49,192	$47,777	$52,576
Provision for uncovered loan and lease losses	1,851	1,413	2,409	3,041	3,882	8,714	19,117
Gross charge-offs
Commercial	293	1,482	859	781	657	3,415	4,312
Real estate - construction	1	0	0	0	0	1	2,684
Real estate - commercial	3,113	2,174	2,044	995	2,221	8,326	11,012
Real estate - residential	218	249	326	223	454	1,016	1,814
Installment	39	99	97	100	267	335	577
Home equity	706	411	591	701	1,722	2,409	3,661
Other	398	696	277	410	227	1,781	1,252
Total gross charge-offs	4,768	5,111	4,194	3,210	5,548	17,283	25,312
Recoveries
Commercial	194	92	67	319	71	672	393
Real estate - construction	46	490	0	136	0	672	0
Real estate - commercial	634	1,264	57	39	46	1,994	265
Real estate - residential	96	98	5	4	3	203	73
Installment	66	57	110	77	53	310	323
Home equity	136	95	225	52	32	508	115
Other	60	69	62	71	46	262	227
Total recoveries	1,232	2,165	526	698	251	4,621	1,396
Total net charge-offs	3,536	2,946	3,668	2,512	5,297	12,662	23,916
Ending allowance for uncovered loan and lease losses	$43,829	$45,514	$47,047	$48,306	$47,777	$43,829	$47,777

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED)
Commercial	0.04%	0.59%	0.35%	0.22%	0.28%	0.30%	0.47%
Real estate - construction	(0.23)%	(2.09)%	0.00%	(0.68)%	0.00%	(0.77)%	2.76%
Real estate - commercial	0.66%	0.24%	0.55%	0.27%	0.63%	0.43%	0.82%
Real estate - residential	0.14%	0.17%	0.38%	0.27%	0.58%	0.24%	0.59%
Installment	(0.22)%	0.33%	(0.10)%	0.17%	1.46%	0.05%	0.41%
Home equity	0.60%	0.34%	0.40%	0.72%	1.82%	0.51%	0.98%
Other	1.20%	2.27%	0.90%	1.63%	0.94%	1.51%	1.66%
Total net charge-offs	0.41%	0.34%	0.45%	0.32%	0.68%	0.38%	0.79%

COMPONENTS OF NONPERFORMING LOANS, NONPERFORMING ASSETS, AND UNDERPERFORMING ASSETS
Nonaccrual loans [1]
Commercial	$7,934	$8,554	$12,925	$16,296	$15,893	$7,934	$15,893
Real estate - construction	223	1,099	1,104	2,094	2,102	223	2,102
Real estate - commercial	17,286	35,549	35,055	33,871	34,977	17,286	34,977
Real estate - residential	8,606	9,346	9,369	8,295	7,869	8,606	7,869
Installment	574	421	249	341	452	574	452
Home equity	2,982	2,871	2,813	3,059	3,252	2,982	3,252
Lease financing	0	86	496	496	496	0	496
Nonaccrual loans	37,605	57,926	62,011	64,452	65,041	37,605	65,041
Accruing troubled debt restructurings (TDRs)	15,094	16,278	12,924	12,757	10,856	15,094	10,856
Total nonperforming loans	52,699	74,204	74,935	77,209	75,897	52,699	75,897
Other real estate owned (OREO)	19,806	11,804	11,798	11,993	12,526	19,806	12,526
Total nonperforming assets	72,505	86,008	86,733	89,202	88,423	72,505	88,423
Accruing loans past due 90 days or more	218	265	158	157	212	218	212
Total underperforming assets	$72,723	$86,273	$86,891	$89,359	$88,635	$72,723	$88,635
Total classified assets	$110,509	$120,423	$129,832	$130,436	$129,040	$110,509	$129,040

CREDIT QUALITY RATIOS (excluding covered assets)
Allowance for loan and lease losses to
Nonaccrual loans	116.55%	78.57%	75.87%	74.95%	73.46%	116.55%	73.46%
Nonperforming loans	83.17%	61.34%	62.78%	62.57%	62.95%	83.17%	62.95%
Total ending loans	1.25%	1.33%	1.39%	1.49%	1.50%	1.25%	1.50%
Nonperforming loans to total loans	1.50%	2.16%	2.22%	2.38%	2.39%	1.50%	2.39%
Nonperforming assets to
Ending loans, plus OREO	2.06%	2.50%	2.56%	2.74%	2.77%	2.06%	2.77%
Total assets	1.13%	1.38%	1.38%	1.40%	1.36%	1.13%	1.36%
Nonperforming assets, excluding accruing TDRs to
Ending loans, plus OREO	1.63%	2.03%	2.17%	2.34%	2.43%	1.63%	2.43%
Total assets	0.89%	1.12%	1.18%	1.20%	1.19%	0.89%	1.19%

[1]  Nonaccrual loans include nonaccrual TDRs of $13.0 million, $13.0 million, $19.9 million, $22.3 million, and $14.1 million as of December 31, 2013, September 30, 2013, June 30, 2013, March 31, 2013, December 31, 2012, respectively.

FIRST FINANCIAL BANCORP.
CAPITAL ADEQUACY
(Dollars in thousands, except per share data)
(Unaudited)
						Twelve months ended,
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2013	2013	2013	2013	2012	2013	2012
PER COMMON SHARE
Market Price
High	$17.59	$16.47	$16.05	$16.07	$16.95	$17.59	$18.28
Low	$14.56	$14.89	$14.52	$14.46	$13.90	$14.46	$13.90
Close	$17.43	$15.17	$14.90	$16.05	$14.62	$17.43	$14.62

Average shares outstanding - basic	57,152,425	57,201,390	57,291,994	57,439,029	57,800,988	57,270,233	57,876,685
Average shares outstanding - diluted	57,863,433	58,012,588	58,128,349	58,283,467	58,670,666	58,073,054	58,868,792
Ending shares outstanding	57,533,046	57,702,444	57,698,344	58,028,923	58,046,235	57,533,046	58,046,235

REGULATORY CAPITAL	Preliminary					Preliminary
Tier 1 Capital	$624,746	$631,846	$630,819	$632,020	$637,176	$624,746	$637,176
Tier 1 Ratio	14.61%	15.26%	15.41%	15.87%	16.32%	14.61%	16.32%
Total Capital	$678,970	$684,363	$682,927	$682,974	$686,961	$678,970	$686,961
Total Capital Ratio	15.88%	16.53%	16.68%	17.15%	17.60%	15.88%	17.6%
Total Capital in excess of minimum
requirement	$336,878	$353,118	$355,435	$364,376	$374,633	$336,878	$374,633
Total Risk-Weighted Assets	$4,276,153	$4,140,561	$4,093,644	$3,982,479	$3,904,096	$4,276,153	$3,904,096
Leverage Ratio	10.11%	10.29%	10.12%	10.00%	10.25%	10.11%	10.25%

OTHER CAPITAL RATIOS
Ending shareholders' equity to ending assets	10.63%	11.07%	11.08%	11.05%	10.93%	10.63%	10.93%
Ending tangible shareholders' equity to ending tangible assets	9.20%	9.60%	9.62%	9.60%	9.50%	9.20%	9.50%
Average shareholders' equity to average assets	11.23%	11.19%	11.15%	11.09%	11.35%	11.17%	11.30%
Average tangible shareholders' equity to average tangible assets	9.77%	9.71%	9.70%	9.65%	9.88%	9.72%	9.83%

REPURCHASE PROGRAM (1)
Shares repurchased	209,745	0	291,400	249,000	460,500	750,145	460,500
Average share repurchase price	$16.39	N/A	$15.47	$15.39	$14.78	$15.70	$14.78
Total cost of shares repurchased	$3,438	N/A	$4,508	$3,831	$6,806	$11,778	$6,806

(1) Represents share repurchases as part of publicly announced plans.
N/A=Not applicable

SUPPLEMENTAL INFORMATION ON COVERED ASSETS

ACCELERATED DISCOUNT ON LOAN PREPAYMENTS AND DISPOSITIONS
During the fourth quarter, First Financial recognized approximately $1.6 million in accelerated discount on covered loans, net of the related adjustment on the FDIC indemnification asset. Accelerated discount is recognized when covered loans, which are recorded on the Company’s balance sheet at an amount less than the unpaid principal balance, prepay at an amount greater than their recorded book value. Prepayments can occur through either customer driven payments before the maturity date or loan sales. The amount of discount attributable to the credit loss component of each loan varies and the recognized amount is offset by a related reduction in the FDIC indemnification asset.

NET INTEREST MARGIN IMPACT
Net interest margin is affected by certain activity related to the covered loan portfolio. The majority of these loans are accounted for under FASB ASC Topic 310-30 and, as such, the Company is required to periodically update its forecast of expected cash flows from these loans. Impairment, as a result of a decrease in expected cash flows, is recognized as provision expense in the period it is measured and has no impact on net interest margin. Improvements in expected cash flows, in excess of any prior impairment, are recognized on a prospective basis through an upward adjustment to the yield earned on the portfolio. Impairment and improvement are both partially offset by the impact of changes in the value of the FDIC indemnification asset. Impairment is partially offset by an increase to the FDIC indemnification asset as a result of FDIC loss sharing income. Improvement, which is reflected as a higher yield, is partially offset by a lower yield earned on the FDIC indemnification asset until the next periodic valuation of the loans and the indemnification asset. The weighted average yield of the acquired loan portfolio may also be subject to change as loans with higher yields pay down more quickly or slowly than loans with lower yields.

The following table shows the estimated yield earned by the Company on its covered and uncovered loan portfolios and the FDIC indemnification asset for the three months ended December 31, 2013.

Table VII
	For the Three Months Ended December 31, 2013
	Average
(Dollars in thousands)	Balance	Yield

Loans, excluding covered loans [1]	$3,450,069	4.51%
Covered loan portfolio accounted for under ASC Topic 310-30 [2]	432,498	10.16%
Covered loan portfolio accounted for under ASC Topic 310-20 [3]	57,574	14.08%
FDIC indemnification asset [2]	78,313	(12.36)%
Total	$4,018,454	4.93%

Yield earned on total covered loans		10.62%
Yield earned on total covered loans and FDIC indemnification asset		7.45%

[1] Includes loans with loss share coverage removed
[2] Future yield adjustments subject to change based on required, periodic valuation procedures
[3] Includes loans with revolving privileges which are scoped out of ASC Topic 310-30 and certain loans which the Company elected to treat under the cost recovery method of accounting

COVERED ASSETS
The following table presents the covered loan portfolio as of December 31, 2013, September 30, 2013 and December 31, 2012.

Table VIII
	As of
	December 31, 2013		September 30, 2013		December 31, 2012
		Percent		Percent		Percent
(Dollars in thousands)	Balance	of Total	Balance	of Total	Balance	of Total
Commercial	$42,316	9.2%	$52,276	10.1%	$102,126	13.7%
Real estate - construction	8,556	1.9%	8,692	1.7%	10,631	1.4%
Real estate - commercial	268,633	58.7%	312,798	60.3%	465,555	62.2%
Real estate - residential	80,733	17.6%	84,418	16.3%	100,694	13.5%
Installment	5,641	1.2%	6,135	1.2%	8,674	1.2%
Home equity	49,624	10.8%	51,692	10.0%	57,458	7.7%
Other	2,370	0.5%	2,513	0.5%	2,978	0.4%
Total	$457,873	100.0%	$518,524	100.0%	$748,116	100.0%

As of December 31, 2013, 11.6% of the Company’s total loans were covered loans. During the fourth quarter, the total balance of covered loans decreased $60.7 million, or 11.7%, compared to the prior quarter. Of this decline, $46.1 million consisted of covered loans classified as likely to exit and resulted from the continued successful execution of resolution strategies. As required under the loss sharing agreements, First Financial must file monthly certifications with the FDIC on single-family residential loans and quarterly certifications on all other loans. The payment of claims is subject to the FDIC’s review for compliance with the loss sharing agreements and to date, all certifications have been filed in a timely manner and without significant issues. The Company’s loss sharing agreements with the FDIC related to non-single-family loans expire during the third quarter 2014 and the agreements related to single-family loans expire in the third quarter 2019.

Covered OREO decreased $0.6 million, or 2.3%, during the fourth quarter to $27.1 million as of December 31, 2013 as additions of $3.2 million were offset by resolutions and valuation adjustments of $3.8 million. Additionally, the Company recognized a net loss on sales of covered OREO of $0.9 million during the quarter. The net loss was offset by a corresponding increase in FDIC loss sharing income of approximately 80% of the net loss recognized.

ALLOWANCE FOR LOAN AND LEASE LOSSES - COVERED
Under the applicable accounting guidance, the allowance for loan losses related to covered loans is a result of impairment identified in ongoing valuation procedures and is generally recognized in the current period as provision expense. However, if improvement is noted in a loan pool that had previously experienced impairment, the amount of improvement is recognized as a reduction to the applicable period’s provision expense. Additional improvement beyond previously recorded impairment is reflected as a yield adjustment on a prospective basis. The timing inherent in this accounting treatment may result in earnings volatility in future periods.

The following table presents activity in the allowance for loan losses related to covered loans for the three months ended December 31, 2013 and for the trailing three quarters.

Table IX

	As of or for the Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2013	2013	2013	2013
Balance at beginning of period	$23,259	$32,961	$45,496	$45,190
Provision for loan and lease losses - covered	(5,857)	5,293	(8,283)	9,042
Total gross charge-offs	(3,850)	(21,009)	(4,681)	(9,684)
Total recoveries	5,349	6,014	429	948
Total net charge-offs	1,499	(14,995)	(4,252)	(8,736)
Ending allowance for loan and lease losses - covered	$18,901	$23,259	$32,961	$45,496

As a percentage of total covered loans, the allowance for loan losses totaled 4.13% as of December 31, 2013 compared to 4.49% as of September 30, 2013.

The Company realized net recoveries on covered loans during the fourth quarter of $1.5 million compared to net charge-offs of $15.0 million for the third quarter. The net recoveries realized during the fourth quarter were driven primarily by the continued resolution strategies related to covered loans discussed above. During the fourth quarter, the Company recognized a negative provision expense of $5.9 million compared to a provision expense of $5.3 million for the linked quarter. The difference between provision expense and net charge-offs / recoveries primarily relates to the quarterly re-estimation of cash flow expectations required under FASB ASC Topic 310-30.

In addition to the provision expense, the Company incurred loss sharing and covered asset expenses of $1.5 million, consisting primarily of credit expenses, and net losses related to covered OREO of $0.9 million. The negative FDIC loss sharing income of $3.4 million for the quarter reflects the quarterly re-estimation of expected cash flows and the corresponding offset related to the net losses on sales of covered OREO and loss sharing and covered asset expenses.

As previously disclosed in the press release dated January 22, 2014, the Company recognized a $22.4 million pre-tax non-cash valuation adjustment on its FDIC indemnification asset during the quarter. The non-cash valuation adjustment resulted primarily from an improvement in future expected cash flows on covered loans, a meaningful decline in loss claims filed with the FDIC, higher reimbursements to the FDIC related to positive asset resolutions in recent periods and the significantly shorter remaining life of the indemnification asset in comparison to the weighted average life of the related covered loans.